Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NeuLion, Inc. on Form S-8 File No. 333-211877 of our reports dated March 29, 2018 on our audits of the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 and on the effectiveness of NeuLion, Inc.’s internal control over financial reporting as of December 31, 2017, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
 March 29, 2018